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                                                                    Exhibit 4.12

                        UNITED DEFENSE, L.P. OPTION PLAN

         1.      Purpose of the Plan. This plan shall be known as United
                 -------------------
                 Defense L. P. Option Plan (the Plan). The purpose of the Plan is to provide compensation incentives to eligible employees of United Defense, L. P. (the Employer) and to attract and retain the highest quality employees for positions of substantial responsibility so as to promote the success of the Employer.

         2.      Definitions.  As used herein, the following definitions shall
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                 apply:

                 (a) "Affiliated Group" shall mean (i) the Employer and (ii) any corporation or unincorporated trade or business (including an affiliate) in which the Employer and/or one or more affiliates own either stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote or at least 80 percent of the total value of all shares of all classes of stock (or in the case of an unincorporated trade or business, or "controlling interest" as defined in regulations under Section 414(c) of the Code).

                 (b)    "Board" shall mean the governing board of the Employer.

                 (c) "Change in Control" means (1) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("the Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 under the Act) of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Employer's then outstanding voting securities entitled to vote generally, or (2) the approval by the stockholders of the Employer of a reorganization, merger or consolidation, in each case with respect to which persons who were stockholders/owners of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated entity's then outstanding securities, or (3) a liquidation or dissolution of the Employer, or (4) the sale of substantially all of the Employer's assets. In the case of a Change in Control event affecting an Employer that is not the common law Employer of the Participant, such event shall be deemed to constitute a Change in Control only if the Change in Control event affects an Employer that owns, directly or through one or more controlled entities, the stock or other equity interests of the Participant's common law Employer.

                 (d) Code" shall mean the Internal Revenue Code of 1986, as amended.


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                 (e) "Company Contributions" shall mean "Company Contributions,"
                     as defined in Section 19(k) of the Qualified Plan.

                 (f) "Compensation" shall mean a Participant's wages for the
                     Plan Year for services rendered to the Employer, as described in Treas. Reg. 1.415-2(d)(11)(i), but

                        (i) including compensation deferred under the Qualified Plan and amounts not includible in gross income by reason of Code sections 125, 402(a)(8), 402(h), and 403(b), and

                        (ii) excluding all reimbursements or other expense allowances, income from the exercise of stock options, fringe benefits
                               (cash or non-cash), moving expenses and welfare benefits (including severance benefits), even if includible in gross income, except that short term disability, salary continuation, and vacation pay will not be excluded.

                 (g) "Employee" shall mean any employee of the Employer.

                 (h) "Employee Benefits Committee" or "EB Committee" shall mean the so-named committee (i) created by the Management Committee by resolution adopted December 31, 1997, (ii) authorized by subsequent Management Committee resolution to administer this Plan, and (iii) composed from time to time of individuals designated as its members by the Management Committee.

                 (e) "Employee Contributions" shall mean "Employee-Elected
                     Company Contributions," as defined in Section 19(q) of the Qualified Plan, and "Special Employee Contributions," as defined in Section 19(mm) of the Qualified Plan.

                 (f) "Employer" shall mean United Defense, L. P. or UDLP
                     Holdings Corp.

                 (g) "Employer Credit" shall mean an amount that the Employer credits on behalf of the Participant pursuant to Section 6 of this Plan at the time an Option is granted.

                 (h) "Employer Matching Contribution" shall mean an amount that the Employer will provide under this Plan to a Participant only if and when the Participant chooses to exercise an Option granted pursuant to this Plan.

                 (i) "Fair Market Value" shall mean, for any particular day, the closing price of the share on such date, unless the Management Committee, in its sole discretion, shall determine otherwise in a fair and uniform manner.

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                 (j) "Management Committee" shall mean the Management Committee of United Defense, L. P.

                 (k) "Option" shall mean an option to purchase one or more
                     Shares granted pursuant to this Plan.

                 (m) "Option Agreement" means a written agreement evidencing the award of an Option under the Plan.

                 (n) "Participant" shall mean any Employee who receives an
                     Option under the Plan, as evidenced by an Option Agreement entered into between such Employee and the Employer.

                 (o) "Plan Year" shall mean the calendar year.

                 (p) "Prior Plan" shall mean the Amended and Restated UDLP
                     Supplemental Retirement and Savings Plan.

                 (q) "Qualified Plan" shall mean the UDLP Salaried Employees'
                     401(k) Plan, as amended from time to time.

                 (r) "Plan" shall mean the United Defense, L. P. Option Plan, as amended from time to time.

                 (s) "Shares" shall mean the shares of mutual funds referenced in the Option Agreement, but may in no way be expanded to include units of any money market funds or other cash equivalents.

                 (t) "Year of Service" shall mean a twelve (12) consecutive month period during which the Employee is employed by the Affiliated Group and paid by, or entitled to be paid by, the Affiliated Group.

         3.     Establishment of Plan and Plan Year.  The Plan as adopted by the
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                Management Committee shall become effective January 1, 2001 and shall continue in effect until terminated pursuant to paragraph 15 below.

         4.     Shares Subject to the Plan.  The aggregate number and type of
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                Shares subject to Options shall be fully described in each
                Option Agreement.

         5.     Eligibility.  All Employees of the Employer who are designated
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                by the Management Committee or its designee are eligible to receive Options under the Plan. The EB Committee or its designee shall designate, prior to each Plan Year or during the Plan Year as appropriate, which Employees are eligible to participate in the Plan. Each Participant designated as eligible to receive Options for any Plan Year shall

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                elect, prior to the start of participating in the Plan, what portion of his or her Compensation to forego in exchange for receiving the Option(s).

        6.      Grant of Options. The EB Committee shall determine in its sole
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                discretion the number of Shares to be offered from time to time and grant Options under the Plan. Such determination shall generally be made by the EB Committee in advance for options granted prospectively on a payroll period basis, in accordance with information provided by the Employee. Information provided by the employee will determine when the employee actually chooses to forego compensation and receive options.

                The foregoing determination shall be evidenced by a blanket written Option Agreement covering the grant on a payroll period basis, approved annually by the Participant. The Plan recordkeeper shall maintain records which reflect that individual options that are granted each payroll period in total make up a particular Plan Year's award. Such Option shall be tracked on the basis of the plan year award.

                Options shall granted at the Participant's election to replace the Participant's account balance in the Prior Plan.

                The grant of Options shall be evidenced by written Option Agreements containing such terms and provisions as are approved by the EB Committee. The Option Agreements shall be executed on behalf of the Employer upon instructions from the EB Committee. The actual number of Options granted and the number of Shares associated with such Options shall generally be based upon the Fair Market Value of the Shares and the amount of Compensation that the Participant agrees to forego.

                When any Participant enters into an Option Agreement, the Employer shall credit an account on its books on behalf of such Participant with an Employer Credit, in an amount equal to the Company Contribution associated with elective contributions to the Qualified Plan pursuant to a salary reduction agreement made by such Participant based on the amount of Compensation which has been foregone by such Participant in exchange for Options under the Plan. The Employer Credit does not create a beneficial ownership right to such amount for any Participant. The Employer Credit shall remain within the general assets of the Employer. The Employer Match shall not be payable to any particular Participant unless such Participant exercises an Option and then only to the extent that such amount is vested in accordance with
                Section 7 below.

                With regard to Options granted in replacement of a Participant's Prior Plan balance, the Employer Credit shall be 25% of the Fair Market Value of the shares optioned by such grant. The Employer Matching Contribution, which shall be equal to the Employer Credit in the case of such replacement Options, shall be granted to the Participant by the Employer only upon exercise of the Option. The vesting

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                provisions in Section 7 below do not apply to this Employer
                Matching Contributions pertaining to such replacement Options.

                Employee Contributions and Employer Credits shall be tracked as separate sources of funds.

                Prior to each Plan Year or during the Plan Year as appropriate, each Participant shall designate how the Employer shall invest the amounts credited to such Participant's account on the Employer's books for the Plan Year. In making such designation, such Participant shall choose an investment option(s) from among mutual funds offered for the Plan by Fidelity Investments for all amounts credited to such Participant's account on the Employer's books, including earnings. Each Participant may change investment designations at any time prior to exercise of an Option.

          7. Vesting of Employer Credit/Employer Matching Contribution. If a Participant does not exercise an Option, the Employer Credit in respect thereof shall not be available to such Participant, and such Participant shall not receive such Employer Matching Contribution. The Employer Matching Contribution shall become available only upon exercise and then only to the extent the (a) amounts are vested in accordance with the following schedule or
                (b) the exceptions in the subsequent paragraph apply.

                                         VESTING SCHEDULE
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
                    Years of Service At Exercise Date        Contribution Amount Vested
                    ---------------------------------        --------------------------
                             Less than 2                                 0%
                             2 but less than 3                          20%
                             3 but less than 4                          40%
                             4 but less than 5                          60%
                             5 or more                                 100%

                The only exception to the application of the foregoing vesting schedule is that a Participant shall become fully vested in the amount of the Employer Credit when such Participant (i) attains age 55, (ii) becomes permanently and totally disabled as determined by the Employer in its sole discretion on the basis of competent medical evidence, (iii) dies, or (iv) there is a Change in Control as defined in Section 1 above.

                The Employer shall determine, upon exercise of an Option prior to one of the events described in the previous paragraph, what portion of the amounts credited to the books of the Employer on behalf of the Participant shall be forfeited, if any, in accordance with the vesting schedule of this Section 7.

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         8.     Time of Grant of Options. The date of grant of an Option under
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                the Plan shall, for all purposes, be the date on which the EB
                Committee awards the Option, as evidenced by the execution of an Option Agreement. The EB Committee may delegate authority to grant and execute Option Agreements to any one or more individuals.

         9.     Option Price.  The option price for each Share shall be
                ------------
                expressed in each Option Agreement. The option price shall be calculated as a fixed dollar amount in accordance with the Option Agreement.

         10.    Exercise. Options granted under the Plan shall be vested and
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                exercisable in accordance with the specific Option Agreement.
                The Option may be exercised in full following the Plan Year in which the Option was awarded at any time within a specified number of years as to be determined by the EB Committee in the Option Agreement. In addition, all Options granted under the Plan may only be exercised subject to any other terms specified in the Option Agreement.

                If a Participant is terminated for cause or is in violation of a noncompete agreement with the Employer, all Options granted to such Participant must be exercised within ninety (90) days from the date of termination or violation, or else such Options shall expire immediately following such 90th day.

                Upon death or disability of the Participant, any of such Participant's Options not exercised within one year after the date of death or disability shall thereupon expire. If a Participant dies following a termination of employment and while the Option was still exercisable, such Participant's exercise period shall not exceed one year after the date of his or her death.

                Upon death of a Participant, the Employer Matching Contribution for such Participant becomes immediately due and payable by the Employer, and may only be used to exercise such Participant's Options under this Plan.

                Upon exercise, the Employer shall make available to the Participant the Employer Matching Contribution, or if applicable lend to the Participant the exercise price, which represents the amount of the Employer Credit vested in accordance with the requirements of Section 7 of this Plan. Notwithstanding the provisions of Section 7 of the Plan, in the event of a Participant's termination for cause or violation of a noncompete agreement with the Employer, the Employer shall make available to such Participant the Employer Matching Contribution only to the extent vested as of the date of termination or the date of the violation of the noncompete agreement rather than the exercise date. The Employer Matching Contribution shall then be applied toward the exercise price of the Option(s).

         11.    Withholding of Taxes.  The EB Committee may make such provisions
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                and take such actions as it may deem necessary or appropriate for the withholding of any


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               taxes which the Employer is required by any law or regulation of any governmental authority, whether federal, state, or local, domestic or foreign to withhold taxes in connection with any Option, including but not limited to (i) withholding of the issuance of all or any portion of such Shares until a Participant reimburses the Employer for the amount the Employer is required to withhold with respect to such taxes, (ii) canceling any portion of such issuance in an amount sufficient to reimburse itself for the amount it is required to so withhold, or (iii) taking any other action reasonably required to satisfy the Employer's withholding obligation.

          12.  Modification of Options. At any time, and from time to time, the
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               EB Committee may execute an instrument providing for
               modification, extension, or renewal of any outstanding Option, provided that no such modification, extension, or renewal shall reduce the value or in any way impair the exercisability of the Option without the consent of the holder of the Option.

         13.   Substitution of An Option.  If a Participant has been granted an
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               Option to purchase Shares under an Option Agreement, then, except as limited by the terms of the Option Agreement, the Participant may direct that the Option be converted into an Option to purchase other Shares which are mutually agreed upon between the Management Committee and the Participant. A participant may so substitute options on any day that the New York Stock Exchange is in operation. All substitutions of options will be recorded by Fidelity Investments, the recordkeeper of the Plan, and Fidelity Investments shall provide documentation to the Participant reflecting any substitutions. Any such substitution shall only be allowed to the extent that, immediately following the substitution, the difference between the Fair Market Value of the Shares subject to the replacement Option and the exercise price of the replacement Option is no greater than the difference which existed immediately prior to the substitution between the Fair Market Value of the Shares subject to the original Option and the exercise price of the original Option.

         14.   Administration of the Plan. The EB Committee or its designee, in
               --------------------------
               its or such designee's sole discretion, and based on recommendations received from time to time by appropriate officials of the Employer, is authorized to select the Employees who will receive Options and to determine the number of Options and the number of Shares under each Option. The EB Committee, in its sole discretion, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan and to the Options granted under the Plan, to determine the form and content of Options to be issued under the Plan, and to make such other determinations and exercise such other power and authority as may be necessary or advisable for the administration of the Plan.

         15.   Continued Employment Not Presumed.  Nothing in this Plan or any
               ---------------------------------
               descriptive or related document, nor the grant of an Option via an Option Agreement, shall give any Participant the right to continue in employment with the Employer or affect the


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                right of the Employer to terminate the employment of any such person with or without cause.

         16.    Amendment and Termination of the Plan. The Management Committee,
                --------------------------------------
                in its sole discretion, may suspend or discontinue the Plan at any time. The Management Committee, in its sole discretion, may alter the Plan at any time. No suspension, discontinuance, or alteration of the Plan shall impair the rights of any Participant except to the extent necessary to comply with any provision of federal or applicable state laws.

         17.    Governing Law.  The Plan shall be governed by and construed in
                -------------
                accordance with the laws of the State of Delaware.

         18.    Severability of Provisions. Should any provision of the Plan be
                --------------------------
                determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

         IN WITNESS WHEREOF, the Employer has caused the Plan to be executed by its duly authorized agent this _____ day of March, 2001.

         UNITED DEFENSE, L. P.
                                             By:  ______________________________

                                             Title: ____________________________